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                                                                    Exhibit 2g.2
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                         PORTFOLIO MANAGEMENT AGREEMENT

         AGREEMENT made this 20/th/ day of March, 2002, by and between Western Asset Management Company (the "Manager"), a California corporation, and Western Asset Management Company Limited ("WAML"), a corporation organized under the laws of the United Kingdom, each of which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

         WHEREAS, the Manager is the manager of Western Asset Premier Bond Fund (the "Trust"), a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Manager wishes to retain WAML to provide certain investment advisory services in connection with the Manager's management of the Trust; and

         WHEREAS, WAML is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. The Manager hereby appoints WAML as portfolio manager for the Trust for the period and on the terms set forth in this Agreement. WAML accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Manager has furnished WAML with copies of each of the following:

         (a) The Trust's Declaration of Trust and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration");

         (b) The Trust's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

         (c) Resolutions of the Trust's Board of Trustees (the "Trustees") authorizing the appointment of the Manager as the manager and WAML as investment adviser and approving the Investment Management Agreement between the Manager and the Trust with respect to the Trust dated March 20, 2002 (the "Management Agreement") and this Agreement;

         (d) The Trust's most recently filed Amendment to its Registration Statement on Form

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N-2 under the Securities Act of 1933, as amended, and the 1940 Act, including all exhibits thereto, relating to common shares of beneficial interest of the Trust, no par value;

         (e) The Trust's most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called the "Prospectus"); and

         (f) The Trust's most recent statement of additional information (such statement of additional information, as presently in effect, and all amendments and supplements thereto are herein called the "Statement of Additional Information").

The Manager will furnish WAML from time to time with copies of all amendments of or supplements to the foregoing.

         3. Investment Advisory Services. (a) Subject to the supervision of the Trustees and the Manager, WAML shall as requested by the Manager regularly provide the Trust with investment research, advice, management and supervision and shall furnish a continuous investment program for the Trust consistent with the Trust's investment objectives, policies, and restrictions as stated in the Trust's current Prospectus and Statement of Additional Information. WAML shall as requested by the Manager determine from time to time what securities or other property will be purchased, retained or sold by the Trust, and shall implement those decisions, all subject to the provisions of the Trust's Declaration and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objectives, policies, and restrictions of the Trust, as each of the foregoing may be amended from time to time. WAML will as requested by the Manager place orders pursuant to its investment determinations for the Trust either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a "broker"). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Trust, WAML shall seek to obtain for the Trust the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Trust the most favorable price and execution available, WAML, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into consideration market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine and communicate to WAML in writing, WAML shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker that provides brokerage and research services to WAML or any affiliated person of WAML an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if WAML determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or WAML's overall responsibilities with respect to the Trust and to other clients of WAML and any affiliated person

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of WAML as to which WAML or any affiliated person of WAML exercises investment discretion. WAML shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by WAML.

         (b) WAML will as requested by the Manager oversee the maintenance of all books and records with respect to the investment transactions of the Trust that it implements in accordance with all applicable federal and state laws and regulations, and will furnish the Trustees with such periodic and special reports as the Trustees or the Manager reasonably may request.

         (c) The Trust hereby agrees that any entity or person associated with WAML (or with any affiliated person of WAML) which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

         4. Services Not Exclusive. WAML's services hereunder are not deemed to be exclusive, and WAML shall be free to render similar services to others. It is understood that persons employed by WAML to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of WAML or any affiliate of WAML to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, WAML hereby agrees that all books and records which it maintains for the Trust are property of the Trust and further agrees to surrender promptly to the Trust or its agents any of such records upon the Trust's request. WAML further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, WAML will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other property (including brokerage commissions, if any) purchased for the Trust.

         7. Compensation. For the services which WAML will render to the Manager and the Trust under this Agreement, the Manager shall pay WAML a monthly fee in arrears at an annual rate equal to 0.425% of the average weekly value of the Trust's Total Managed Assets that WAML manages. "Total Managed Assets" means the total assets of the Trust (including any such assets attributable to leverage) minus the sum of accrued liabilities (other than liabilities representing leverage). For purposes of this Agreement, the Total Managed Assets of the Trust shall be calculated pursuant to procedures adopted by the Trustees of the Trust for calculating the value of the Trust's assets or delegating such calculations to third parties. Fees due to WAML hereunder shall be paid promptly to WAML by the Manager following its receipt of fees from the Trust. For any period less than a month during which this Agreement is in effect, the fee

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shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

         8. Limitation of Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of WAML, or reckless disregard of its obligations and duties hereunder, WAML shall not be subject to any liability to the Manager, the Trust or any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

         9. Definitions. As used in this Agreement, the terms "assignment," "interested person," "affiliated person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted, issued or adopted by the Securities and Exchange Commission or its staff by any rule, regulation, order or interpretive position; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         10. Term. This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 12) until terminated as follows:

                  a. The Trust may at any time terminate this Agreement by not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager and WAML, or

                  b. If (i) the Trustees or the shareholders of the Trust by vote of a majority of the outstanding voting securities of the Trust, and (ii) a majority of the Trustees who are not interested persons of the Trust, the Manager or WAML, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, WAML may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder, or

                  c. The Manager may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to WAML, and WAML may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

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         Action by the Trust under paragraph (a) of this Section 10 may be taken either (i) by vote of a majority of the Trustees, or (ii) by the vote of a majority of the outstanding voting securities of the Trust.

         11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. No Assignment; Amendments. This Agreement shall terminate automatically in the event of its assignment or in the event that the Management Agreement shall have terminated for any reason. Any termination of this Agreement pursuant to Section 10 shall be without the payment of any penalty. This Agreement shall not be amended unless such amendment is approved by the vote of a majority of the outstanding voting securities of the Trust (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust, the Manager or WAML.

         13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         14. Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

Attest:                    WESTERN ASSET MANAGEMENT COMPANY


By: ________________       By: _______________________________________


Attest:                    WESTERN ASSET MANAGEMENT COMPANY LIMITED


By: ________________       By: _______________________________________



The foregoing is accepted by:


Attest:                    WESTERN ASSET PREMIER BOND FUND


By: ________________       By: _______________________________________


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